**EXCLUSIVE LICENSING AND DISTRIBUTION AGREEMENT**

This EXCLUSIVE LICENSING AND DISTRIBUTION AGREEMENT is made this 17th **day of** September **2010** (hereinafter the "***Effective Date***"), by and between MERUS LABS INC , a corporation organized under the laws of Canada with an address at Suite 1820 Cathedral Place, 925 West Georgia Street Vancouver, British Columbia, CANADA V6C 3L2 (hereinafter "***MERUS***") and INNOCOLL PHARMACEUTICALS LIMITED, an Irish Corporation (collectively, with its Affiliates "***Innocoll***") whose principal office is Midlands Innovative and Research Center, Dublin Road, Athlone, Co. Westmeath, Ireland. MERUS and Innocoll herein may be referred to individually as "***Party***" or together as "***Parties***."

**WITNESSETH:**

**WHEREAS**, Innocoll has the rights to the intellectual property relating to the products described in Exhibit A annexed, (individually a "***Product***" and collectively, the "***Products***") and wishes to retain the services of MERUS to import, distribute, promote, market and sell, on an exclusive basis, the Products in Canada (the "***Territory***") pursuant to the terms and conditions set forth in this Agreement;

**WHEREAS**, MERUS represents that it has the required resources and know-how and wishes to launch, import, distribute, promote, market and sell the Products in the Territory, the whole as hereinafter specified.

**NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED IN THIS AGREEMENT AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:**

## 1. DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings set forth below:

1.1 "***Action or Proceeding.***" The term "Action or Proceeding" shall mean any action, suit, proceeding, arbitration, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

1.2 "***Affiliates.***" The term "Affiliate" or "Affiliates" shall mean a corporation or any entity that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party, but only for so long as the relationship exists. For these purposes, "control" shall mean ownership of (a) shares of stock having at least 50% of the voting power entitled to vote for the election of directors in the case of a corporation or other entity issuing shares of stock or (b) at least a 50% voting interest in any entity other than a corporation or other entity issuing shares of stock.

1.3 "***Agreement.***" The term "Agreement" shall mean this Exclusive Licensing and Distribution Agreement and the exhibits hereto, as the same shall be amended from time to time.

1.4 "***Best Efforts.***" The term "Best Efforts" shall mean taking, in good faith, all required steps to

achieve a particular result and to ensure that such result is achieved as expeditiously as possible.

1.5 ***"Innocoll Intellectual Property Rights."*** The term "Innocoll Intellectual Property Rights" shall mean Patents, rights in designs, logos, trade name, trademarks, trade secret, copyright, utility models, rights in Know-How and other intellectual property rights, in each case whether registered or unregistered, applied for, not applied for, or granted, and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world relating to or concerned with the Products.

1.6 ***"Innocoll Know-How."*** The term "Innocoll Know-How" shall mean all information, procedures, instructions, techniques, data, regulatory dossiers, technical information, knowledge and experience (including, without limitation, toxicological, pharmaceutical, clinical, non-clinical and medical, chemistry and analytical data, health registration data and marketing data), designs, dossiers (including, without limitation, manufacturing assay and quality control dossiers), manufacturing formulae, processing specifications and technology relating to or concerned with the Products whether in written, electronic or other form.

1.7 "***Innocoll Patents.***" The term "Innocoll Patents" shall mean any and all patents, including reissues, extensions and patents of addition, and patent applications, continuations, divisionals and continuations-in-part that are owned, or controlled by Innocoll in the Territory, and for which Innocoll has the right to grant licenses thereto hereunder, and the claims of which cover the Products now existing or hereinafter obtained including any rights obtained from Third Parties.

1.8 "***Annual Forecast.***" The term "Annual Forecast" shall have the meaning set forth in Section 5.7 of this Agreement.

1.9 "***Applicable Laws.***" The term "Applicable Laws" shall mean all applicable laws, ordinances, rules, regulations, writs, judgments, decrees, injunctions (whether preliminary or final), orders and other requirements of any kind whatsoever of any Governmental or Regulatory Authority having jurisdiction in or in respect of the Territory.

1.10 "***Commercialize***" ***and*** "***Commercialization.***" The terms "Commercialize" and "Commercialization" shall mean the activities undertaken to launch, market, promote, sell, offer to sell, have sold, use and distribute the Products in the Territory after the Effective Date.

1.11 "***Commercially Reasonable Efforts.***" The term "Commercially Reasonable Efforts" shall mean the efforts that a prudent business Person or company would expend in the normal course of the pharmaceutical business, with consideration being given to the expenditures required and the expected benefits to be realized by the Person making the expenditure, to accomplish an important objective, but shall not mean the efforts that could, if carried out, have a significant negative impact on the Party's relevant business unit as a whole.

1.12 ***"Competing Product."*** The term "Competing Product" shall mean any product that is substantially similar or identical to the Products.

1.13 ***"Confidential Information."*** The term "Confidential Information" shall mean information received (whether disclosed in writing, machine readable form, orally or by observation) by one Party (the "***Receiving Party***") from the other Party (the "***Disclosing Party***") that the Receiving Party has a reasonable basis to believe is confidential to the Disclosing Party or is treated by the Disclosing Party as confidential, unless such information:

(a) was known to the Receiving Party or its Affiliates prior to receipt from the Disclosing Party, as documented in written records or publications, that lawfully are in the possession of the Receiving Party or its Affiliates;

(b) was lawfully available to the trade or to the public prior to receipt from the Disclosing Party;

(c) becomes lawfully available to the trade or to the public after receipt from the Disclosing Party through no act on the part of the Receiving Party or its Affiliates;

(d) is obtained by the Receiving Party or its Affiliates from any Third Party without an obligation of confidentiality; or

(e) is independently developed by an employee, contractor or agent of the Receiving Party or its Affiliates, subsequent to and without access or reference to the information received from the Disclosing Party, as demonstrated by contemporaneous written records.

For purposes of this Agreement, the term "Confidential Information" contained in the Agreement shall supersede any conflicting definition(s) existing in prior confidentiality agreements between the Parties.

1.14 ***"Cost of Goods Sold."*** For so long as Innocoll manufactures the Products, the term "Cost of Goods Sold" shall mean, the actual cost to Innocoll for the production, testing, manufacture, packaging and labeling of the Products.

1.15 ***"Damages."*** The term "Damages" shall mean any and all costs, losses, claims, demands for payment, threatened government enforcement actions, liabilities, fines, penalties, expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto and/or its Affiliates (including interest which may be imposed in connection therewith).

1.16 ***"Dispute."*** The term "Dispute" shall have the meaning set forth in Section 11.2

1.17 ***"Dispute Resolution Process."*** The term "Dispute Resolution Process" shall mean the mechanism set forth in Article 11 hereof for resolving disputes among the Parties with respect to any differences arising from interpretation of the rights and obligations of the Parties as set forth in this Agreement.

1.18 "***Dollars***" and "***$***" shall mean U.S. Dollars and any monetary figures expressed in this Agreement shall mean U.S. Dollars;

1.19 ***"Effective Date."*** The term "Effective Date" shall have the meaning set forth in the first paragraph of this Agreement.

1.20 ***"Encumbrance."*** The term "encumbrance" shall mean any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance, Third Party right or retained right of any kind, or any conditional sale or title retention agreement or other agreement which may give rise to any of the foregoing in the future.

1.21 ***"Field."*** The term "Field" shall mean topical application for wound care.

1.22 ***"GAAP"*** The term "GAAP" shall have the meaning set forth in the CICA.

1.23 ***"Governmental" or "Regulatory Authority."*** The terms "Governmental" or "Regulatory Authority" shall mean any federal, provincial or local governmental or regulatory authority, agency, commission, court or instrumentality located within the Territory and having jurisdiction over it, or their international equivalents.

1.24 ***"Includes"*** or ***"Including."*** The term "includes" or "including" means, "includes without limitation" and "including, without limitation", respectively.

1.25 ***"Interpretation."*** The term "Interpretation" shall mean, unless the context of this Agreement otherwise requires, (i) words of any gender include every other gender; (ii) the terms "hereof", "herein", "hereby" and derivative or similar words refer to the entire Agreement; and (iii) the terms "Article" and "Section" refer to the specified Article and Section of the Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the generally accepted accounting principles as consistently applied by Innocoll.

1.26 ***"Net In-Market Sales."*** The term "Net In-Market Sales" shall mean, with respect to the Products, the gross revenues invoiced by MERUS and its Affiliates in connection with the sale, lease or other transfer for value of the Products to third parties other than Affiliated Parties in the Territory, in all cases after deduction of:

(i) customary trade and quantity discounts actually allowed and taken;

(ii) amounts actually allowed or credited due to returns of Product previously sold as reflected in written invoices (and not to exceed the original invoice amount);

(iii) credits, allowances and rebates actually given pursuant to federal, provincial and/or other government-mandated programs, which require a manufacturer/distributor rebate; and

(iv) value added or import/export taxes, sales taxes, excise taxes or customs duties, to the extent applicable to such sale, and included in the invoice in respect of such

sale and actually paid.

1.27 "*Order*." The term "Order" shall mean any writ, judgment, decree, injunction, or similar order of any Governmental or Regulatory Authority (in each such case, whether preliminary or final).

1.28 "*Person*." The term "Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

1.29 "***Products' Specifications.***" The term "Products' Specifications" shall mean the manufacturing, packaging, labeling, testing, storage and quality control specifications for each Product as set forth in Exhibit D, a preliminary draft of which is attached hereto and a final version of which will be provided by Innocoll following approval by the TPD of each Product and prior to first shipment of such Product under this Agreement and attached hereto and made a part hereof, as the same may be hereinafter modified or updated by mutual agreement of the Parties in writing.

1.30 "***Regulatory Approval(s).***" The term "Regulatory Approval(s)" shall mean receipt of approval to lawfully import, store, market, promote, price, sell, distribute and use the Products in the Territory, including, approval of the Products labeling and packaging inserts, form any and all applicable Governmental Authority having jurisdiction.

1.31 "***Renewal Period.***" The term "Renewal Period" shall have the meaning set forth in Section 12.1 of this Agreement.

1.32 "***Representative(s).***" The term "Representative(s)" of a Party shall mean a Party's agents, contractors, employees, officers, directors, consultants, and advisors; its Affiliates and the agents, contractors, employees, officers, directors, consultants and advisors of its Affiliates, agents, contractors, consultants and advisors.

1.33 "***TPD.***" The term "TPD" shall mean Therapeutic Products Directorate of Health Canada.

1.34 "***Term.***" The term "Term" shall have the meaning set forth in Section 12.1 of this Agreement.

1.35 "***Territory.***" The term "Territory" shall have the meaning set forth in the preamble to this Agreement.

1.36 "***Third Party***" *or* "***Third Parties.***" The term "Third Party" or "Third Parties" shall mean any entity or person that is not party to this Agreement or an Affiliate of a Party to this Agreement.

1.37 "***Third Party Manufacturer.***" The term "Third Party Manufacturer" shall mean a Third Party who manufactures Products on behalf of Innocoll, unless otherwise set forth in this Agreement.

1.38 "***Trademarks.***" The term "Trademarks" shall mean the commercial and trade mark(s) for the Products in the Territory whether same is registered or not, including without limitation, as set forth in ExhibitE hereof, as such Exhibit may be amended in writing from time to time by the

Parties hereto.

1.39 ***"Unit Cost."*** The term "Unit Cost" shall have the meaning set forth in Section 3.2 of this Agreement.

1.40 "***Year***." The term "Year" shall mean the twelve (12) month period ending on December 31st for each year during the Term (as hereinafter defined) of this Agreement.

## 2. LICENSE & DISTRIBUTION

2.1 **Appointment of MERUS as exclusive licensee and distributor for the Territory.**

(a) Subject to the terms and conditions set forth in this Agreement, Innocoll hereby appoints MERUS as its exclusive licensee and distributor for the Commercialization of the Products in the Field within the Territory (and nowhere else) and only for the Term of this Agreement. The term "**exclusive**" as used in this Section 2.1(a) means that the rights granted to MERUS are to the exclusion of all Third Parties, and to the exclusion of Innocoll. Notwithstanding the provisions of Section 14.1 hereof, and as long as this Agreement remains exclusive, Innocoll shall not grant to any Third Party any rights or license to Commercialize the Products in the Field within the Territory for the Term of this Agreement. MERUS shall have no right to sublicense to any Third Party in whole or in part its rights to Commercialize the Products granted under this Agreement.

In addition, INNOCOLL agrees to grant to MERUS a right of first refusal for all current pipeline advanced wound care products for the Canadian Market as outlined in Exhibit I.

(b) MERUS accepts its appointment as exclusive licensee and distributor for the Commercialization of the Products in the Field in the Territory for the Term, the whole subject to the terms and conditions specified in this Agreement.

(c) Innocoll shall not, during the Term, either itself or through or with any Affiliate or Third Party, conduct or participate in any registration, promotion, offer to sell, sale, distribution, exportation of or in any way relating to the Products or of a Competing Product for use in the Field in the Territory.

(d) MERUS shall not, either itself or through or with any Affiliate or Third Party, use any of Innocoll Intellectual Property Rights for or otherwise conduct or participate in the making, conception, development, sale, distribution or commercialization of any Competing Product.

(e) MERUS shall not, either itself or through or with any Affiliate or Third Party, use any of Innocoll Intellectual Property Rights and of Innocoll Know-How, to manufacture or participate in the manufacture of the Products or any Competing Product.

(f) The Parties hereto agree that Innocoll shall be the sole and exclusive supplier of MERUS for the Products.

## 3. CONSIDERATION AND OTHER PERFORMANCE OBLIGATIONS

3.1 **Consideration.** In consideration for its appointment as Exclusive licensee and distributor of the Products in the Field, in the Territory under this Agreement, MERUS will pay the following fees to Innocoll:

**Milestone Payments**:

i. $75,000 upon execution of this Agreement.

ii. $75,000 upon the earlier of (A) Regulatory Approval for any Product or (B) 6 months after the execution of this Agreement.

iii. 6% of Net In-Market Sales for all Products for the second twelve months following the first sale of any Product, subject to a minimum of $87,500.

iv. 15% of Net In-Market Sales for all Products for the third twelve months following the first sale of any Product, subject to a minimum of $200,000.

The Milestone Payment set forth in 3.1(i) shall be paid within five (5) days of the execution of this Agreement. The Milestone Payments set forth in 3.1(ii) and (iii) shall be paid within thirty (30) days following the expiration of the second twelve months or third twelve months (as applicable) from the first sale of any Product.

**Royalty Payment:**

MERUS will pay Innocoll a royalty at a rate of 15% on Net In-Market Sales. However, such royalty amount may be adjusted upwards to ensure that Innocoll receives a minimum margin of cost plus 50%. No later than forty five (45) days after the end of each calendar quarter, MERUS shall provide to Innocoll a report summarizing the Net In-Market Sales of each Product within the Territory for the previous calendar quarter and the calculation of the royalty payment required under this Section 3.1 accompanied by such royalty payment.

3.2 **Cost of Products.** In consideration for MERUS being appointed as Exclusive distributor of the Products in the Field in the Territory under this Agreement, Innocoll shall make the Products available to MERUS and sell the Products to MERUS at unit cost to be determined, subject to the limitation set forth in the next sentence, by the mutual consent of the Parties and outlined in Exhibit B (the "***Unit Cost***"), subject to an annual increase by Innocoll commencing after the first Year due to increased Costs of Goods Sold associated with the Products. Unless otherwise agreed by MERUS, the Unit Cost for a Product shall not be greater than a cost that would permit MERUS to obtain an average gross margin of 65% of Net In-Market Sales for the Product, excluding the Milestone Payments set forth in Section 3.1(i), (ii) and (iii). Cost of goods to be consistent with CICA definitions. (accounting standarsds).

3.3 **Pricing by MERUS for Resale.** Subject to Applicable Laws and examination by any Regulatory Authority and Governmental Authority, the commercial selling prices of the Products and the other terms of any sale of the Products in the Territory shall be determined solely by MERUS. Initial list prices are attached in Exhibit C.

3.4 **Commercial Relations in the Territory.** MERUS hereby expressly recognizes the importance of maintaining excellent commercial relations with any and all past, current, potential and future buyers of the Products and MERUS shall at all times maintain and promote Innocoll's commercial interests in the Territory and act in a first class manner with any such buyer, including prompt deliveries, compliance with all Applicable Laws and immediate notice to Innocoll of any complaint concerning the Products.

3.5 **Books, Records and Audit Rights.** MERUS and its respective Affiliates (as applicable) shall maintain accurate books and records regarding sales of the Product in accordance with GAAP consistently applied by MERUS in sufficient detail to enable Net In-Market Sales of the Products to be determined and to otherwise enable Innocoll to monitor compliance by MERUS with the terms of this Agreement. MERUS shall maintain or cause to be maintained such books and records for a period of two (2) years following the applicable activity. Innocoll shall have the right to inspect such books and records for the purpose of verifying the payments provided for in this Agreement for the preceding two (2) years, including verification of Net In-Market Sales, at reasonable intervals (but no more frequently than once in any twelve (12) month period) and upon not less than thirty (30) days prior written notice. Such inspections shall be performed by an independent certified public accountant selected by Innocoll and MERUS. All expenses related to such inspection shall be borne by Innocoll; provided, however, that if such inspection shall reveal an under-reporting of Net In-Market Sales for the period so audited of more than two percent (2%), then MERUS shall pay the reasonable fees charged by such independent auditor in connection with such inspection. Any deficiencies in payment shall be immediately due and payable by MERUS to Innocoll.

3.6 **Interest**. All undisputed amounts not paid when due under this Agreement shall bear interest at the rate of twelve percent (12%) per annum or, if less, the highest rate allowable by applicable law, from the due date until the date of payment.

3.7 **Currency of Payments**. All payments due to Innocoll under this Agreement shall be made in U.S. Dollars by electronic funds transfer to such bank account as Innocoll may designate from time to time.

## 4. CONFIDENTIALITY UNDERTAKING

4.1 **Confidential Information.** The Parties hereto agree that at all times during the Term of this Agreement and at all times following the termination of this Agreement, the receiving Party will keep completely confidential, will not publish or otherwise disclose, and will not use directly or indirectly for any purpose whatsoever, other than as contemplated by this Agreement, any Confidential Information of the disclosing Party, whether such Confidential Information was received by the receiving Party prior to, on, or after the Effective Date. Notwithstanding anything

to the contrary herein provided, neither Party will be under any non-disclosure or non-use obligation whatsoever with respect to its own Confidential Information.

4.2 **Disclosure.** Each Party may disclose the other Party's Confidential Information to the extent that such disclosure is:

(a) made in response to a valid Order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the receiving Party will first have given notice to the disclosing Party of such Order or subpoena and have given the disclosing Party a reasonable opportunity to quash such Order or subpoena and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such Order or subpoena be held in confidence by such court or governmental body or, if disclosed, be used only for purposes for which the order or subpoena was issued; provided further, however, that if a disclosure Order or subpoena is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental Order or subpoena will be limited to that information which is legally required to be disclosed in such response to such court or governmental Order or subpoena; or

(b) otherwise as required by law, in the opinion of legal counsel of the receiving Party, as expressed in an opinion letter in form and substance reasonably satisfactory to the Disclosing Party, which will be provided to the disclosing Party at least five (5) days prior to the receiving Party's disclosure of the Confidential Information pursuant to this Section 4.2.

4.3 **Notification.** The receiving Party will notify the disclosing Party immediately, and cooperate with the disclosing Party, as the disclosing Party may reasonably request, upon the receiving Party's discovery of any unauthorized use, disclosure, loss of the disclosing Party's Confidential Information or jeopardy of the confidentiality of the disclosing Party's Confidential Information.

4.4 **Remedies.** Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the receiving Party in violation of this Agreement or any other agreement forming a part of this transaction may cause severe and irreparable damage to the disclosing Party. In the event of any violation of this Article 5, the receiving Party agrees that the disclosing Party will be authorized and entitled to pursue, from any court of competent jurisdiction, injunctive relief. The rights provided in the immediately preceding sentences will be cumulative and in addition to any other rights or remedies that may be available to disclosing Party. Nothing in this Section 4.4 is intended, or should be construed, to limit a Party's right to preliminary and permanent injunctive relief or any other remedy for a breach of any provision of this Agreement.

4.5 **Ownership.** Subject to the license and Commercialization rights granted hereunder, ownership of each Party's proprietary information, including, for example, Confidential Information, patents, know-how, intellectual property rights and technology shall remain with the original owner. Nothing herein is intended to transfer the ownership of such proprietary information or rights. In addition, each party to this Agreement maintains the right to use its own proprietary information

and exercise its rights for any purpose, except as specifically restricted herein.

## 5. MANUFACTURING, SUPPLY, ORDERS AND WAREHOUSING

5.1 **Commercial Supply.** Innocoll shall fulfill MERUS'S requirements for Commercialization of the Products in the Territory and for such purposes:

(a) Innocoll shall, at its own cost and expense manufacture the Products in accordance with the Products' Specifications. The manufacturing plant and Products shall comply with applicable health authority standards in the Territory.

(b) Trade dress, packaging and labeling of the Products shall be jointly determined by both parties and/or produced by Innocoll.

(c) Innocoll shall deliver the Product, FCA (Incoterms 2000) Saal, Germany or other location as Innocoll may identify from time to time in its discretion (the "***Shipping Point***"), and title and all risk of loss shall pass to MERUS upon delivery to the designated carrier at the Shipping Point. The parties will cooperate to obtain the best commercial rates for shipping costs. MERUS shall arrange for shipping in compliance with the applicable Product requirements regarding temperature, duration and other environmental factors as required to properly preserve the Product without materially impacting its shelf life. All Products delivered by Innocoll shall be suitably packed and marked for shipment to such MERUS location as MERUS may designate. Innocoll shall ship all Products in accordance with the instructions specified in MERUS'S purchase orders. A Certificate of Analysis ("***COA***"), a draft form of which is attached hereto as Exhibit F and a final version of which will be provided by Innocoll following approval by the TPD for each Product and prior to the first shipment of each Product, specific to testing of each lot/batch, must accompany each shipment. Innocoll shall maintain a copy of each such COA in compliance with Applicable Laws.

5.2 In the event, Innocoll by itself or through its Third Party Manufacturers, is not capable or will not be capable in the foreseeable future of fulfilling all of MERUS'S Products requirements, Innocoll shall provide written notice to MERUS immediately upon Innocoll obtaining knowledge of its inability to fulfill such requirements. Innocoll shall use its Best Efforts to ensure that there is no delay or interruption in the supply of Products to MERUS.

5.3 **Purchase Orders.** Sales of the Products by Innocoll to MERUS shall be made pursuant to firm written purchase orders from time to time placed by MERUS with Innocoll, which firm purchase orders shall bind MERUS to purchase the quantities for the price and in accordance with the terms and conditions set forth in such purchase orders. A minimum purchase amount for each purchase order placed by MERUS shall be established by mutual agreement of the Parties and attached hereto as Exhibit G. All purchase orders shall reference this Agreement, and shall specify the quantity of Product ordered, requested delivery date and specific shipping instructions. All purchase orders are subject to Innocoll's written acceptance and confirmation and are binding on Innocoll only following such acceptance and confirmation. In the event of a

conflict between the provisions of this Agreement and any purchase order, the terms and provisions of this Agreement shall govern.

5.4 **Minimum Purchase Obligation.** For the period beginning on the first day of the 37th month following the approval by the TPD of each Product, MERUS will be required to purchase from Innocoll minimum annual quantities of each such Product. Such minimum purchase quantities to be determined by mutual consent and attached hereto as Exhibit H

5.5 **Warehousing**. MERUS shall warehouse the Products at, ship the Products to its customers from, and shall accept, handle and dispose of returned Products at the MERUS facility or another approved facility. MERUS shall warehouse and store the Products at all times during the Term in strict conformance with and shall ship the Products at all times during the Term in strict conformance with the warehousing and shipping specifications prepared and supplied by Innocoll to MERUS at any time and from time to time.

5.6 **Inspection and Acceptance**. MERUS shall have the right, at its sole discretion, to inspect each and every shipment of the Product. MERUS shall have thirty (30) days from receipt of each shipment of Product to visually inspect the shipment ("***Inspection Period***"). MERUS may reject a shipment (or portion thereof) of Product if any one or more units contained therein fail to conform to the Specifications, by providing Innocoll written notice of such rejection prior to the end of the Inspection Period. MERUS may then return all or a portion of the shipment of Product to Innocoll. In addition to the foregoing, for any Product for which the defect identified by MERUS is a latent defect that could not reasonably be detected upon visual inspection. MERUS shall have a period of thirty (30) days from the date of identification of such latent defect to return any such Product to Innocoll. Upon receipt of the nonconforming Product, Innocoll will credit MERUS for the cost of returning the units of Product, and replace such Product promptly at no additional cost to MERUS and pay for all incremental transportation costs.

5.7 **Annual Forecast**. MERUS shall provide Innocoll with annual sales forecasts for each Product ("***Annual Forecast***") within forty-five (45) days prior to the end of each calendar year.

## 6. INTELLECTUAL PROPERTY, REGULATORY APPROVALS AND COMPLIANCE WITH LAWS

6.1 As of the Effective Date, Innocoll represents and warrants that, to the best of its knowledge, there are no pending or threatened claims against Innocoll asserting that the Products are infringing, misappropriating, or violating any Third Party's patents, trademarks or other intellectual property of any nature whatsoever in the Territory or that MERUS in Commercializing the Products in the Territory, would violate any rights of any Third Party.

6.2 MERUS undertakes, for any Commercialization effort in respect of the Products, to ensure that only the pertinent Trademarks are used, and that such appropriate Trademarks are used for every package of the Products.

6.3 MERUS undertakes not to combine or associate any other trademarks or Third Parties'

trademarks to the Trademarks or the Products.

6.4 MERUS acknowledges and recognizes Innocoll's sole and exclusive rights in and to the Trademarks and agrees that it will not at any time during or following the expiry or termination of this Agreement, directly or indirectly, infringe, endanger or adversely affect same or contest the validity thereof. MERUS further undertakes that if under the laws of the Territory, MERUS may acquire any rights in or to the Trademarks, then on the termination of this Agreement, at MERUS's expense, it will assign all such rights (if any) to Innocoll or to its designee, and insofar as such rights may not be assignable shall henceforth hold them in trust for Innocoll as Innocoll's sole and absolute property.

6.5 As far as MERUS uses the Trademarks hereunder, MERUS shall, at its own costs and expense, with the assistance of Innocoll, concern itself with and take responsibility for any possible dispute relative to the Trademarks in the Territory. Innocoll shall apply for and maintain the Trademarks in the Territory at its own expense.

6.6 **Enforcement of Intellectual Property Rights**:

(a) Each Party undertakes to promptly notify the other Party of any actual or suspected infringement or misappropriation of patents, trademarks or other intellectual property or proprietary rights that may come to its attention of any of the Products in the Territory, and will provide such other Party with any information with respect thereto. In the event of any past, present or future infringement or misappropriation of patents, trademarks or other intellectual property or proprietary rights by a Third Party of the Products in the Territory, the Parties agree to discuss and, if necessary, to implement a plan for pursuit of any and all injunctive relief, and any and all compensatory and other remedies and relief (collectively, "**Remedies**") against such Third Party.

(b) In the event that a Party pursues Remedies under this Section 6.6, the other Party will use its Commercially Reasonable Efforts to assist and cooperate with the Party pursuing such Remedies. Each Party will bear its own costs and expenses relating to such pursuit. Any Damages or other amounts collected will be distributed, first, to the Party that pursued Remedies to cover its costs and expenses and, second, to the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; any remaining amount will be distributed to the Party that pursued the Remedies. Should both Parties have mutually agreed to pursue Remedies against a Third Party and have equally shared in the costs and expenses related to such Pursuit, then after the payment of both Parties' expenses, the Parties agree to share on an equal basis any remaining Damages or other amounts collected.

6.7 **Regulatory Approvals** . MERUS or its affiliates will obtain, and maintain all applicable Regulatory Approval(s) of, and for, the Products and with all applicable Governmental Authorities in the Territory to store, market, promote, sell or use the Product if required. MERUS shall be responsible for all out-of-pocket expenses related to obtaining regulatory approvals. Innocoll shall cooperate and undertake all Commercially Reasonable Efforts to assist MERUS in

obtaining such Regulatory Approval(s) and MERUS shall reimburse Innocoll for all out-of-pocket expenses incurred by Innocoll in connection with this cooperation and assistance. Innocoll to provide detailed third party invoices for reimbursement of these expenses.

6.8 **Post Marketing Clinical Trials.** Innocoll will supply Products, at Unit Cost, for all reasonable post marketing clinical studies as agreed upon by both parties.

## 7. ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

7.1 **Compliance with Laws.** Innocoll and MERUS each will keep all records and reports required to be kept by Applicable Laws in accordance with any Governmental or Regulatory Authority and each will make its facilities available at reasonable times during regular business hours for inspection by representatives of governmental agencies. Innocoll and MERUS each will notify the other within twenty-four (24) hours of receipt of any notice or any other indication whatsoever of any Governmental or Regulatory Authority inspection, investigation or other inquiry, or other notice or communication of any type from a Governmental or Regulatory Authority, involving Commercialization in the Territory. MERUS and Innocoll will cooperate with each other during any such inspection, investigation or other inquiry including allowing, upon reasonable request, a Representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents. MERUS and Innocoll will discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each will give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, Innocoll will be responsible for deciding the appropriate form and content of any response with respect to any of the cited activities.

7.2 **Expenses.** Innocoll and MERUS will each bear its own respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

7.3 **Reasonable Efforts.** Innocoll and MERUS each agree to use its respective Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental or Regulatory Authorities at each respective Party's cost and expense, subject to the provisions of Section 6.7 concerning MERUS's reimbursement of Innocoll's out-of-pocket costs and expenses.

7.4 **Publicity.** The Parties agree that MERUS and Innocoll will issue a publicity release or announcement related to the Agreement to be previously agreed upon by both Parties. Notwithstanding anything in this Section 7.4 to the contrary, each Party may make filings and disclosures that are required by Applicable Laws including filings and disclosures required by any applicable securities exchanges that discuss the subject matter of this Agreement or otherwise make reference to the other Party in any way whatsoever; provided, however, that such Party

provides the other Party with no less than three (3) business days to review and comment on such filings pertaining to the transactions contemplated hereby, and such Party does not unreasonably reject the incorporation of such comments into such filings; provided further, however, that such Party will redact any Confidential Information of the other Party that, in the opinion of such disclosing Party's counsel, is not required by Applicable Laws from such filings or disclosures; provided further, however, that, such Party will use Commercially Reasonable Efforts to obtain confidential treatment by such security exchanges with respect thereto.

7.5 **Cooperation.** If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any Third Party, relating in any way to the Products in the Territory, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including using its Commercially Reasonable Efforts to make available to the other Party its employees who may be helpful with respect to such investigation, claim, litigation or other proceeding.

7.6 **Conflicting Rights.** Neither Party will grant any right to any Third Party that would violate the terms and conditions of or conflict with the rights granted by such Party to the other Party pursuant to this Agreement.

7.7 **Deemed Breach of Covenant.** Neither Party will be deemed to be in breach of this Agreement to the extent such Party's breach is the result of any action or inaction on the part of the other Party.

7.8 **Insurance**. Each of Innocoll and MERUS shall maintain product liability insurance and general liability insurance with one or more insurance companies rated A-, VII or better by A.M. Best Company or by any such other reputable rating company and with at least $1,000,000 dollars in coverage against all loss arising out of or relating to the Products, including with respect to any claimed defects in the Products, the packaging or labeling of the Products, and any of its activities in connection with the Products. Each Party shall designate the other Party and such other Party's respective Affiliates, directors, officers, employees and agents, as additional named insureds under such insurance policies, and upon request from time to time, shall provide the other Party with reasonable evidence thereof. The policies with respect to such insurance shall provide that notice of cancellation thereof shall be furnished to all insureds at least thirty (30) days prior to cancellation. Each of Innocoll and MERUS shall provide to the other on or prior to the date of this Agreement, and thereafter upon reasonable written request from time to time, copies of their respective products liability and general liability insurance policy certificate then in effect. If the insurance policy is written on a claims made basis, then coverage must be kept in place for at least seven (7) years following termination of this Agreement.

7.9 **Product Complaints; Adverse Reactions; Recalls**

(a) MERUS shall notify Innocoll immediately by telephone of all complaints, claims or adverse reaction reports regarding the Products and promptly thereafter shall supply full copies of such complaints, claims and reports with such notification. The Parties shall comply with the requirements of all Applicable Laws concerning the handling of

complaints. The Parties shall cooperate and assist each other in the investigation of any complaints.

(b) MERUS shall maintain a system for monitoring, investigating and following up on adverse reaction reports and medical inquiries by physicians and customers received by it involving the Products.

(c) Should MERUS become aware that the Products, or any batch thereof, contains a claimed defect which could or did cause death or injury, MERUS shall immediately, by telephone and promptly thereafter in writing either electronically or by fax, provide Innocoll with a complete description of all relevant details known to MERUS concerning any such incident, including but not limited to, a description of any claimed defect and such other information which may be necessary to report the incident to the applicable Regulatory Authorities. MERUS will be responsible, at its sole expense, for preparing adverse reaction reports, administering adverse reaction files and filing all such reports with the applicable Governmental Authority in the Territory.

(d) MERUS agrees to contact Innocoll promptly upon the commencement of deliberations regarding a potential recall, withdrawal or field correction of the Products in the Territory.

(e) In the event that any Governmental and/or Regulatory Authority in the Territory shall allege or prove that the Products do not comply with any Applicable Law, MERUS shall notify Innocoll immediately. MERUS shall be responsible for determining whether and how to initiate and conduct a recall with respect to the Products in the Territory. MERUS shall be responsible for all direct and indirect costs and expenses relating to, arising out or in connection with any recall, market withdrawal or other correction action relating to the Products, unless any such recall is solely and directly the result of Innocoll's breach of this Agreement, in which event (i) MERUS shall consult with Innocoll concerning the conduct of the recall, and (ii) Innocoll shall bear the entire cost of such recall.

(f) During the Term and for such periods of time as required by Applicable Laws, but in no event less than seven (7) years after termination or expiration of this Agreement, each of MERUS and Innocoll shall maintain complete and accurate records of all Products supplied under this Agreement.

## 8. <u>REPRESENTATIONS AND WARRANTIES OF INNOCOLL</u>

8.1 **<u>Organization and Standing</u>.** Innocoll represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of Ireland.

8.2 **<u>Power and Authority</u>.** Innocoll represents and warrants that (i) Innocoll has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered pursuant to it and to consummate the transactions contemplated herein; and (ii) the execution, delivery and performance of this Agreement by Innocoll does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Innocoll's organizational documents, bylaws, or any Applicable Law applicable to Innocoll, or any agreement, mortgage, lease, instrument, Order,

judgment, or decree to which Innocoll is a party or by which Innocoll or any of the Products are bound.

8.3 **Corporate Action; Binding Effect.** Innocoll represents and warrants that (i) Innocoll has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement to be executed and delivered by it and the consummation of the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by Innocoll and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Innocoll will constitute, legal, valid, and binding obligations of Innocoll enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

8.4 **Governmental Approval**. Innocoll represents and warrants that no consent, approval, waiver, Order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Party is required in connection with the execution, delivery and performance of this Agreement, except for such Regulatory Approvals contemplated to be obtained by the Parties under this Agreement.

8.5 **Regulatory Clearance.** To the best of their knowledge, Innocoll and its Affiliates have not received or been subject to (i) any Governmental or Regulatory Authority notices of adverse findings directly relating to any Products or directly relating to any facility in which such Products is manufactured; or (ii) any warning letters or other written correspondence from any Governmental or Regulatory Authority directly relating to Products or directly relating to any facility in which such Products is manufactured, in which such Governmental or Regulatory Authority asserted that the operations of seller were not in compliance with Applicable Law with respect to any Products or the facilities in which any Products is manufactured, tested or stored.

8.6 **Title to Products**. Innocoll, on the Effective Date, has, to the best of its knowledge, rights to and is the owner of the Products, free and clear of any Encumbrances, and will have the legal right and ability to perform its obligations under this Agreement, including to grant the rights herein granted for the Products to MERUS in the Territory.

8.7 **Products and the Innocoll Intellectual Property Rights.** Innocoll represents and warrants that the Products contain all the Innocoll Intellectual Property Rights necessary to Commercialize, make, and have made, the Products in the Territory. However, should Innocoll or MERUS, after the Effective Date, discover or learn that Innocoll has inadvertently omitted any Innocoll Intellectual Property Rights that directly relate to the manufacture, use or sale of the Products, the Parties will amend this Agreement to include such inadvertently omitted Innocoll Intellectual Property Rights at no further expense to MERUS. Such omission will not be deemed to be a breach of this Agreement by Innocoll, and Innocoll will have no liability whatsoever with respect to such inadvertent omission.

8.8 **Ownership of Products**. Innocoll represents and warrants that: (i) either Innocoll or an Affiliate of Innocoll is the owner of the Products, and (ii) Innocoll or its Affiliates can, and have the right

to license, the Products in the Territory to MERUS without the consent of any Third Party. However, after the Effective Date, should Innocoll or its Affiliates discover or learn that the consent of additional Third Parties is necessary with respect to the Products in the Territory, if the omitted consent does not result in material harm to the Products being sold, or to be sold, then such inadvertent omission will not be deemed to be a breach of this Agreement by Innocoll and Innocoll will have no liability whatsoever with respect to such omission; provided, however, that Innocoll diligently pursues such consent from such Third Parties.

## 9. REPRESENTATIONS AND WARRANTIES OF MERUS

9.1 **Organization and Standing.** MERUS represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of Canada. MERUS and its Affiliates are each duly qualified to conduct their respective businesses and are in good standing in the Territory wherein the nature of such business requires such qualification.

9.2 **Power and Authority.** MERUS represents and warrants that (i) MERUS has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it and to consummate the transactions contemplated herein; (ii) the execution, delivery, and performance of this Agreement by MERUS does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of MERUS's organizational documents, bylaws, any Applicable Law applicable to MERUS, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which MERUS is a party or by which MERUS is bound.

9.3 **Corporate Action; Binding Effect.** MERUS represents and warrants that (i) MERUS has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement to be executed and delivered by it and the consummation of the transactions contemplated hereby; and (ii) this Exclusive Licensing and Distribution Agreement has been duly executed and delivered by MERUS and constitutes legal, valid, and binding obligations of MERUS enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

9.4 **Governmental Approval**. MERUS represents and warrants that no consent, approval, waiver, Order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Party is required in connection with the execution, delivery and performance of this Agreement.

9.5 **Litigation**. MERUS represents and warrants that there are no pending or, to MERUS's knowledge as of the Effective Date, threatened judicial, administrative or arbitral actions or proceedings pending as of the date hereof against MERUS or its Affiliates which, either individually or together with any other actions or proceedings, will have a material adverse effect on the ability of MERUS to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

9.6 **Regulatory Clearance.** MERUS and its Affiliates have not received or been subject to (i) any Governmental or Regulatory Authority notices of adverse findings indirectly or directly relating to any of its activities, including the Commercialization of any product or the storage thereof; or (ii) any warning letters or other written correspondence from any Governmental or Regulatory Authority indirectly or directly relating to any of its activities, including the Commercialization of any product or the storage thereof, in which such Governmental or Regulatory Authority asserted that the operations of MERUS were not in compliance with Applicable Laws with respect to any products, facilities, labeling requirements or such other requirements applicable to it.

## 10. INDEMNIFICATION

10.1 **General Indemnification by Innocoll.** Innocoll agrees to defend, indemnify and hold MERUS its Affiliates, Representatives, and permitted assigns harmless from any and all claims, losses, costs, expenses, Damages, judgments, and liabilities (including reasonable attorneys' fees, expert witness fees and court costs) incurred by or rendered against MERUS as a result of any Third Party claim or suit brought to the extent resulting from a breach by Innocoll of a material representation, warranty, covenant or agreement as set forth in this Agreement, or Innocoll's negligence or willful misconduct in performing its obligations under this Agreement except for claims that are caused or aggravated in material part by MERUS's negligence, willful misconduct, or a breach of a material representation, warranty, covenant or agreement provided herein by MERUS. MERUS shall give prompt written notice of any such claim or suit, and Innocoll shall undertake the defense thereof, at Innocoll's expense; provided, however, Innocoll shall not settle, offer to settle, or admit liability or Damages without the prior written consent of MERUS, which consent shall not be unreasonably withheld. MERUS shall cooperate in such defense, to the extent requested by Innocoll, at Innocoll's expense. MERUS shall have the right to participate in such defense, at its own expense. In any claim made or suit brought for which MERUS seeks indemnification under this Section 10.1, MERUS shall not settle, offer to settle, or admit liability or Damages without the prior written consent of Innocoll.

10.2 **General Indemnification by MERUS.** MERUS agrees to defend, indemnify and hold Innocoll its Affiliates, Representatives, and permitted assigns harmless from any and all claims, losses, costs, expenses, Damages, judgments, and liabilities (including reasonable attorneys' fees) incurred by or rendered against Innocoll as a result of any Third Party claim or suit brought to the extent resulting from (i) a breach by MERUS of a material representation, warranty, covenant or agreement as set forth in this Agreement, (ii) the marketing, promotion, sale, handling or distribution by MERUS of the Products, or (iii) MERUS's negligence or willful misconduct, except for claims that are caused or aggravated in substantial part by Innocoll's negligence, willful misconduct, or a breach of a material representation, warranty, covenant or agreement provided herein by Innocoll. Innocoll shall give prompt written notice of any such claim or suit, and MERUS shall undertake the defense thereof, at MERUS's expense; provided, however, MERUS shall not settle, offer to settle, or admit liability or Damages without the prior written consent of Innocoll. Innocoll shall cooperate in such defense, to the extent reasonably requested by MERUS, at MERUS's expense. Innocoll shall have the right to participate in such defense, at its own expense. In any claim made or suit brought for which Innocoll seeks indemnification under this Section 10.2, Innocoll shall not settle, offer to settle, or admit liability or Damages

without the prior written consent of MERUS.

10.3 **Mitigation.** In the event of any occurrence which may result in either Party becoming liable under Sections 10.1 or 10.2, the other Party shall use Commercially Reasonable Efforts to take such actions as may be reasonably necessary to mitigate the Damages payable by the indemnifying Party under such Sections, respectively, as the case may be.

10.4 **Limited Liability.** Neither Party to this Agreement shall be responsible to the other Party for any punitive, exemplary, consequential, incidental, or like Damages resulting from the loss of goodwill or any other alleged loss. The intention of the Parties is that the indemnifying Party under Sections 10.1, 10.2 or 10.3 shall only be responsible to the other Party for actual compensatory Damages sustained or incurred as a result of or with respect to the act giving rise to the indemnification; provided, however, that nothing herein relieves the indemnifying Party of any liability for punitive or other damages incurred by the indemnifying Party's actions against or to a Third Party.

## 11. DISPUTE RESOLUTION

11.1 The Parties agree to implement the steps as set forth in Article 11 ("**Dispute Resolution Process**") prior to proceeding with the termination of this Agreement unless both Parties, in writing, agree to waive their right to proceed with the Dispute Resolution Process in which case the Parties will implement the provisions as set forth in Section 11.5 below. It is not the intent of the Parties to utilize the Dispute Resolution Process for events that transpire in Section 12.2.

11.2 Except as otherwise provided in Section 11.4, all disputes or claims which may arise under, out of or in connection with this Agreement (each, a "**Dispute**") will be referred in writing by the Party raising the Dispute to the person designated in Section 14.2 for attempted resolution by good faith negotiations. If the Dispute remains unresolved for more than thirty (30) business days after the notice of such Dispute, the Parties will submit the Dispute to the next step in the Dispute Resolution Process as set forth in Section 11.3.

11.3 If any Dispute is not resolved in accordance with Section 11.2, the Dispute will be referred in writing to Innocoll's Chief Executive Officer and MERUS's President and Chief Executive Officer for attempted resolution by good faith negotiations. If they are unable to resolve any Dispute within fifteen (15) business days after the referral of such Dispute to them, the Parties will submit the Dispute to the next step in the Dispute Resolution Process as set forth in Section 11.4.

11.4 If any Dispute is not resolved in accordance with either Section 11.2 or 11.3, either of the Parties may submit the Dispute to mediation. If the Parties so elect, the Superior Court of Quebec, judicial district of Montreal, province of Quebec, Canada will, in its sole discretion and in accordance with its established procedures, appoint a neutral mediator from its panel to conduct a confidential mediation in Montreal, province of Quebec, Canada. The mediation costs will be divided equally between the Parties, and the Parties will keep the fact and the terms of such mediation confidential. If the Parties are unable to resolve such Dispute within sixty (60) calendar

days after the referral of the Dispute to mediation, the Parties will no longer be bound by the Dispute Resolution Process (except with respect to the confidentiality of the mediation) with respect to such Dispute.

11.5 If either Party desires to pursue any Dispute which is no longer subject to the Dispute Resolution Process, such Party will submit the Dispute to the Superior Court of Quebec, judicial district of Montreal, province of Quebec, Canada, and each Party hereby consents to the jurisdiction and venue of such court. No Dispute under this Agreement will be the subject of formal judicial proceedings between Innocoll and MERUS before completion of the entire Dispute Resolution Process, unless waived by each of the Parties in writing, except for an action to seek injunctive relief to protect Confidential Information pursuant to this Agreement.

## 12. TERM AND TERMINATION

12.1 **Term.** This Exclusive Distribution Agreement shall become effective upon the Effective Date and shall remain in full force and effect for a term of five (5) years from the first Commercialization of the first Product in the Territory (the "**Term**" or "**Initial Term**"). In addition, after the expiration of the Initial Term, this Exclusive Distribution Agreement may automatically be renewed every three (3) years ("**Renewal Period**") unless otherwise terminated in accordance with this Agreement.

12.2 **Termination.** This Agreement may be terminated as follows:

(a) **Material Breach by MERUS.** In the event of a material breach by MERUS of any provision in this Agreement, Innocoll will provide written notice to MERUS of such material breach. MERUS shall have sixty (60) days from the date of the aforementioned notice to rectify the breach, or shall have commenced reasonable action to cure such breach to the satisfaction of Innocoll, in its absolute discretion, in which event the Agreement shall continue as if the breach had not occurred. If the Parties dispute the existence of a breach, the Parties shall commence the Dispute Resolution Process as set forth in Article11.

(b) **Material Breach by Innocoll.** In the event of a material breach by Innocoll of any provision in this Agreement, MERUS will provide written notice to Innocoll of such material breach. Innocoll shall have sixty (60) days to rectify the breach, or shall have commenced reasonable action to cure such breach to the reasonable satisfaction of MERUS, in which event the Agreement shall continue as if the breach had not occurred. If the Parties dispute the existence of a breach or dispute whether such breach has been cured to the reasonable satisfaction of MERUS, the Parties shall commence the Dispute Resolution Process as set forth in Article11.

(c) **Reversion Rights:** In the event that MERUS fails to launch any Product in the Territory within 6 months of Regulatory Approval or fails to meet the agreed minimum purchase quantities for any year, MERUS's rights for any such Product shall revert to Innocoll.

## 13. RIGHTS AND OBLIGATIONS UPON TERMINATION

13.1 **Effect of Termination.** Each of the Parties shall be solely responsible for its own respective expenses and all of the other Party's Confidential Information shall be returned to the originating Party or destroyed upon termination of this Agreement. Termination of this Agreement shall be without prejudice to the rights and liabilities of the Parties under this Agreement as of the effective date of Termination, provided that the terminating party shall have the right to cancel any or all purchase orders that provide for delivery after the effective date of termination.

13.2 **Sale of existing MERUS inventory of Products.** Upon termination of this Agreement, MERUS shall be permitted to continue to Commercialize the Products in the Territory until all the Products inventory in existence at the time of termination has been exhausted and the sales derived therefrom shall be dealt with as if made during the Term of this Agreement.

13.3 **Transfer of Trademarks and Regulatory Approval**. Upon termination or expiration of this Agreement for any reason, MERUS shall transfer to Innocoll all of MERUS's interest in all trademarks and copyrights developed and/or used by MERUS in connection with the sale, manufacturing and distribution of the Products in the Territory as well as all marketing, pricing, reimbursement and other Regulatory Approvals with respect to the Products, to the extent not prohibited by applicable law; provided, however, that Innocoll shall reimburse MERUS for all out-of-pocket expenses incurred by MERUS related to the transfer of such items to Innocoll.

13.4 **Survival Provisions.** The Parties agree that the following provisions will survive the Agreement; the definitions of Article 1 to the extent such Definitions pertain to terms in surviving provisions, Articles 4, 6, 7, 10, 11, 12, 13 and 14.

## 14. MISCELLANEOUS

14.1 **Assignment**. Neither Party may assign its rights, interests or obligations under this Agreement without having obtained the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate or in connection with a merger, transfer, sale of all or substantially all of its assets . Such consent shall not be unreasonably withheld or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of its responsibility for the performance of any obligation.

14.2 **Notices**. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, courier, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth ($5^{th}$) business day following the date of post mark in the case of delivery by mail) as follows:

If to Innocoll, to:

Innocoll Pharmaceuticals Limited
Midlands Innovation and Research Centre,
Dublin Road, Athlone, Co. Westmeath
Ireland
Attn: President
Telephone: +353 (0)90 648 6834
Facsimile: +353 (0)90 648 6835

with a copy to:

Innocoll Holdings, Inc.
42662 Kitchen Prim Ct.
Ashburn, VA 20148
Attn: Dr. Michael Myers
Telephone: (703) 980-4182
Facsimile: (703) 724-7786

and

White and Williams LLP
1650 Market Street
One Liberty Place, Suite 1800
Philadelphia, Pa 19103-7395
Attn: Michael J. Mentzel, Esquire
Telephone: (215) 864-7156
Facsimile: (215) 789-7656

If to MERUS, to:

MERUS
Suite 1820 Cathedral Place
925 West Georgia Street Vancouver
British Columbia, CANADA
V6C 3L2.

Attn: Dr. Ahmad Doroudian

or in any case to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 14.2 by any Party hereto to the other Party.

14.3 **Waiver.** Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on

the part of Innocoll or MERUS in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Innocoll or MERUS of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.4 **Entire Agreement**. This Agreement, each of its, exhibits, schedules and certificates, as each are executed by the Parties whether or not they have the same Effective Date, and all documents and certificates delivered in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

14.5 **Promotion.** MERUS shall, at its sole cost, discretion and expense, and using Commercially Reasonable Efforts, devoting the same degree of attention and diligence to such efforts that it devotes to such activities for its other products at a comparable commercial potential, promote the Products in the Territory.

14.6 **Amendment.** This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized Representatives of the Parties.

14.7 **Counterparts.** This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

14.8 **Governing Law.** This Agreement will be governed and construed in accordance with the laws of Canada, excluding any choice of law rules that may direct the application of any other laws.

14.9 **Captions.** All sections, titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or Interpretation of this Agreement.

14.10 **No Third-Party Rights.** No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

14.11 **Construction.** This Agreement will be deemed to have been drafted by both Innocoll and MERUS and will not be construed against either Party as the draftsperson hereof. Each of the Parties hereto confirms that it has respectively retained the services of independent legal counsels for the drafting and negotiation of this Agreement. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; and (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement.

14.12 **Exhibits and Schedules.** Each exhibit and schedule attached to this Agreement hereto is incorporated herein by reference and made a part of this Agreement.

14.13 **No Other Relationship.** Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

14.14 **Severability.** If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

14.15 ***Force Majeure*.** Neither Party shall be responsible or liable to the other hereunder for the failure or delay in the performance of this Agreement due to any civil unrest, war, governmental action, fire, earthquake, hurricane, accident or other casualty, strike or labor disturbance, act of God or the public enemy, or any other contingency beyond the Party's reasonable control. In the event of the applicability of this Section 14.15, the Party failing or delaying performance shall use Commercially Reasonable Efforts to eliminate, cure and overcome as promptly as possible any of such causes and resume the performance of its obligations. Upon the occurrence of an event of force majeure, the Party failing or delaying performance shall promptly notify the other Party in writing pursuant to the provisions of Section 14.2 herein, setting forth the nature of the occurrence, its expected duration, and how such Party's performance is affected. The failing or delaying Party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases.

14.16 The Parties hereto have requested that this Agreement be prepared in the English language. Les parties à la présente Convention ont demandé que celle-ci soit rédigée en anglais.

**IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.**

**INNOCOLL PHARMACEUTICALS LIMITED**

Per: /s/ *"Michael Myers"*

**MERUS LABS INC**

Per: /s/ *"Ahmad Doroudian"*

## EXHIBIT "A"

**Products**

**Collacare: Collagen Sponge**

**Collexa Sponge**

**Lidocoll: Lidocaine/ Collagen Sponge**

**EXHIBIT "B"**

**Unit Cost**

**To Be Agreed by the Parties**

**EXHIBIT "C"**

**List Prices**

**EXHIBIT D**

**Product Specifications**

**Collacare: Collagen Sponge**

| Test | Specifciation 10cm x 10cm | Specification 5cm x 5cm |
|---|---|---|
| Appearance | Opaque white to off-white porous sponge. | Opaque white to off-white porous sponge. |
| Dry Weight | 280 mg (Limits: 252 – 308mg) | 70 mg (Limits: 63 – 77mg) |
| Residual Moisture | ≤ 20% | ≤ 20% |
| Acetate Residuals | ≤ 100 ppm | ≤ 100 ppm |
| Bacterial Endotoxins (LAL-Test) | ≤ 50 EU/ Sponge | ≤ 20 EU/ Sponge |
| Product Sterility | Sterile (parametrical release) | Sterile (parametrical release) |

**Collexa**

| Test | Specification |
|---|---|
| Appearance | A bilayer product, both layers adhered together. One layer is an opaque white sponge, with a surface free of defects such as cracks and fissures. Minor blisters, folds and surface swirls are not defects. The other layer is an off-white to cream foam. Both layers are free from foreign matter. |
| Dimensions<br>(i) Length/Width<br>(ii) Thickness | <br>NLT 4.5 cm<br>NLT 5 mm |
| Bacterial Endotoxins (LAL-Test) | ≤ 20 EU/ Sponge |

| | |
|---|---|
| Product Sterility | Sterile<br>(parametrical release) |

**Lidocaine HCI 50mg (5cm x 5cm) Collagen sponge**

| Test | Specification<br>5cm x 5cm |
|---|---|
| Appearance | Opaque white to pale yellow porous sponge free from visible foreign matter |
| Dimensions<br>- Length / Width<br>- Thickness | Report value (cm x cm)<br>Report value (mm) |
| Loss on drying<br>Dry weight | NMT 20%<br>102mg – 138mg |
| Lidocaine Identification | Positive for presence of Lidocaine |
| Chloride Identification | Positive for presence of Chloride |
| Collagen Identification | Positive for presence of Collagen |
| Bacterial Endotoxins | NMT 20 EU/device |

**EXHIBIT E**

**Trademarks**

**Collacare**

**Collexa**

**Lidocoll**

**EXHIBIT F**

**Form Certificate of Analysis**

## EXHIBIT G

## Minimum Purchase Order Amount

**To Be Agreed by Both Parties**

**EXHIBIT H**

**Minimum Purchase Obligation for year 4 and beyond**

**To Be Agreed by Both Parties**

**Exhibit I**

**Current pipeline of advanced wound care products for Canada**

MERUS shall have a right of first refusal to exclusively Commercialize all current pipeline advanced wound care products in Canada as per section 2.1 of this Agreement. ("Right of First Refusal"). In the event that Innocoll shall have received an offer from any Third Party to Commercialize any Product(s) in Canada that Innocoll desires to accept (an "Offer"), it shall so advise MERUS in writing (a "Right of First Refusal Notice") setting forth the terms and conditions of such Offer (but not the identity of such Third Party). Within thirty (30) Business Days of the date of the Right of First Refusal Notice, MERUS shall advise Innocoll in writing whether MERUS desires to enter into the transaction described in the Right of First Refusal Notice in accordance with the terms set forth therein ("RFR Acceptance"). In the event that MERUS shall have failed to deliver a RFR Acceptance within such period, then MERUS shall be deemed to have waived its right under this Exhibit with respect to such Offer, and Innocoll shall be free to accept and close on the Offer described in the Right of First Refusal Notice. In the event that MERUS shall have delivered an RFR Acceptance within such thirty (30) Business Day period, then the Parties shall have a period of one hundred twenty (120) days to negotiate in good faith and enter into an agreement on the terms as provided within the Right of First Refusal Notice and if the Parties fail to enter into an agreement on such terms within such 120-day period ("RFR Closing Period"), upon expiration of the RFR Closing Period, MERUS's Right of First Refusal with respect to such Product(s) shall automatically and irrevocably without any action on the part of the Parties terminate and be of no further force or effect, and at any time thereafter Innocoll shall be free to enter into an agreement with a Third Party on the terms provided in the Right of First Refusal Notice or any other Third Party on any terms as Innocoll should desire to accept with respect to such Product(s);